News Release

For Immediate Release	For Further Information, Contact:
April 01, 2022	Laura Stevens, Hines
+44 (0) 7436 035 422
Laura.stevens@hines.com

Richard Stocks, FTI Consulting
+44 (0) 7951 328 475
richard.stocks@fticonsulting.com

HINES GLOBAL INCOME TRUST EXPANDS ITS UK LOGISTICS PORTFOLIO WITH WEST MIDLANDS ACQUISITION

(LONDON) – Hines, the global real estate firm, announced today that Hines Global Income Trust has acquired City Central Coventry, a 400,000-square-foot urban logistics park located in the U.K.’s ‘Golden Triangle,’ a premier location for logistics and distribution operations.

The multi-let urban logistics estate is located in Central City Coventry, West Midlands, with access to 90% of the UK’s population within four hours’ drive time, and sits in close proximity to the M6, M1, and A1 motorway networks. A popular gateway and regional last-mile distribution destination, the West Midlands saw a growth in last-mile space reach a record 6.4 million square feet in 2021, 42% above its 10-year average of 4.5 million square feet, demonstrating its popularity with occupiers.

Matthew Leonard, investment associate at Hines UK, commented, “We continue to have strong conviction for UK logistics and positive e-commerce trends. Central City Coventry is a prime last-mile location providing immediate access to the UK’s major motorway networks, meaning six million people can be accessed in under 30 minutes. We anticipate that well-connected logistics assets in dense residential areas will continue to outperform as occupiers seek to maximise drop densities and expand last-mile footprints.”

Omar Thowfeek, managing director, investments of Hines Global Income Trust added, “The asset’s urban infill location in the Golden Triangle combined with high barriers to entry and tightening market fundamentals make it a strong addition to our existing portfolio of diversified global properties.”

This acquisition marks the fifth UK logistics project currently held by Hines Global Income Trust. Situated in key supply-constrained urban locations and servicing world-class occupiers, these properties present strong long-term growth prospects. Globally, its industrial assets span seven countries and make up the largest asset class in its $2.9 billion portfolio, followed by the living sector. Hines Global Income Trust is diversified by geography and real estate sectors, with a focus on stable assets with strong long-term income potential.

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About Hines Global Income Trust, Inc.
Hines Global Income Trust is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global Income Trust, visit www.hinesglobalincometrust.com.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 285 cities in 28 countries. Hines oversees investment assets under management valued at approximately $90.3 billion¹. In addition, Hines provides third-party property-level services to 373 properties totaling 114.2 million square feet. Historically, Hines has developed, redeveloped or acquired approximately 1,530 properties, totaling over 511 million square feet. The firm currently has more than 198 developments underway around the world. With extensive experience in investments across the risk spectrum and all property types, and a foundational commitment to ESG, Hines is one of the largest and most-respected real estate organizations in the world.
Since entering Europe in 1991, Hines has grown its European platform to include offices in 17 cities as well as a presence in 60 cities in 14 countries. Hines oversees investment assets under management valued at approximately €24.5 billion and provides third-party property-level services totaling 4.3 million square meters in Europe, in Austria, Czech Republic, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Netherlands, Poland, Spain and the United Kingdom.
Visit www.hines.com for more information.
1.Includes both the global Hines organization as well as RIA AUM as of 31 December 2021

Forward Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the potential for growth in the urban logistics sector and potential future investments in the sector by Hines Global, the potential long-term performance of this property, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage the property, risks associated with an economic downturn in the region or the urban logistics sector, and other risks described in the "Risk Factors" section of Hines Global's most recent Annual Report on Form 10-K, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.